Exhibit 99.1

NEWS RELEASE

TSX: SCY

November 9, 2023

NR 23-04

www.scandiummining.com

SCANDIUM INTERNATIONAL MINING ANNOUNCES COMMENCEMENT OF PHYSICAL DEVELOPMENT OF ITS NYNGAN SCANDIUM PROJECT

Reno, Nevada, November 9, 2023 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) today announced that its 100% owned subsidiary, EMC Metals Australia Pty Ltd (“EMC”), commenced physical development of the Nyngan Scandium Project following the results of the 2023 Nyngan drilling program. The project is located 17.5 kilometres south-southwest of the township of Nyngan in western New South Wales.

The actions include:

• Survey conducted of the site to establish and peg the boundaries for proposed work in accordance with State Significant Development 5157 (“SSD 5157”).

• Soil management works including the establishment of water exclusion embankments and the stripping of topsoil, with subsequent stockpiling.

• Construction and placement of temporary office quarters at the site for future site development activities.

“We are pleased to announce this next step in our Nyngan Scandium project – the physical development of the site.” commented Peter Evensen, Chief Executive Offer of the Company. “In tandem, we are also continuing our work on commercial offtake contracts for Scandium and note the increased commercial interest in scandium oxide and scandium aluminum alloys by potential customers.”

These actions signify a critical step in the timeline of work on the Nyngan Scandium Project, as EMC breaks ground at the site, marking the physical commencement of activities under SSD 5157.

The Nyngan Scandium Project is positioned to become the world’s first scandium-only mining project, a high-value metal with a growing market demand. Scandium is listed as a critical metal by the Australian, Canadian and United States governments.

The development of the site presents an opportunity for New South Wales to become a world leader for investment in sustainable mining of critical minerals.

Further updates as to the Project’s advancement will be provided in due course.

Qualified Person Statement

Mr. John Thompson, BE, FAusIMM and Vice President – Project Development, and a “Qualified Person” as defined in NI 43-101, has verified the data, by checking assay data against assay lab certificates, and has approved the technical information in this news release.

For inquiries to Scandium International Mining Corp, please contact:

Peter Evensen (CEO)
Tel: (775) 355-9500

Harry de Jonge (Comptroller)
Tel: (702) 703-0178

Email: ir@scandiummining.com

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include but are not limited to statements regarding the Offering, the use of proceeds, and closing of the final tranche of the Offering. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.